Exhibit 99.2

                        2000 YEAR END AND FOURTH QUARTER

                                 CONFERENCE CALL

                                February 26, 2001

This script contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements as a result of certain risks and uncertainties, including, but not limited to, general transportation and distribution delays or interruptions, inventory risks due to shifts in market demand, changes in product mix, interruptions in suppliers' business, fuel price and interest rate fluctuations, and costs and delays associated with building, opening and operating new distribution centers ("DCs") and stores. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

Good afternoon, this is Cal Turner. Today, I have the exciting honor of being your DG spokesperson. Actually, I am the right person for the job because the message of a new management team and a new critical mass for long-term growth is one you can more fully appreciate if delivered by the CEO.

Last year was a year of tremendous change for our Company --- too much change, actually --- and our stores struggled. In many stores, you could find hardworking employees with excess inventory yet low levels of in-stock. Nevertheless, we positioned a strong platform for the future. Specifically:

o We implemented a new store layout with wider aisles and better positioning of key categories for better customer and product flow.

o We discontinued 800 slow-performing items and added 600 high-productive items.
o We introduced a new, more efficient ordering process that allows managers to order merchandise directly from the shelf label, an important step in our inventory replenishment evolution

And now...a bit of reflection upon my activity last year:

Well, beginning in mid-2000, I pursued my primary responsibility, as CEO, for the company's future by giving priority to the recruitment of a new president/coo in response to Bob Carpenter's planned early retirement in June 2001. I now consider it interesting that my priority was management positioning during the time of some of management's poorest performance in years!

As CEO, I questioned our strategy---had it lost its "umph?" Did it need to be changed? But, one more time, I confirmed to my satisfaction that Dollar General has one of the finest growth strategies in retailing. The driving issue was our having the right management team to implement that growth strategy effectively. And further, the change undertaken last year was good and now positions

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management to undertake less change and to have more orderly  implementation  of its programs.

Investors need the insight that the operational change in the company actually pales relative to the change we have made in management. Recently, we announced the additions of Jim Hagan as Chief Financial Officer, and Gregg Treadway as Vice President of Store Operations. Jim is an experienced retailing CFO with a great track record of financial leadership. Gregg is a great operator-merchant who has already begun to re-energize store operations. Already, the culture in Dollar General Stores is significantly better than last year.

Yet, we have also repositioned some existing talent developed within Dollar General. Stonie O'Briant as Executive Vice President of Operations will have new responsibility for Store Operations in addition to existing responsibilities for distribution and logistics. Tom Hartshorn, a former Vice President of Store Operations, has been promoted to Executive Vice President of Merchandising and Bob Layne has been named Vice President of Merchandise Support. Finally, Melissa Buffington has been promoted to Chief Administrative Officer. Other management changes upon which I do not have time to comment has occurred in critical areas such as logistics, procurement, and real estate. This is an experienced management team that truly personifies our values and is excited about the growth opportunity that is ahead of Dollar General.

The point is...we have an excellent and renewed management team now in place, and I am please to announce that.

So, now with a new management team in place we've learned some key lessons about how to manage growth. In 2001, our campaigns are focused and simple:

    o   increase sales;
    o   improve inventory management
    o   and control expenses and inventory shrink

This Dollar General team is more savvy and enthusiastic about our prospects. We believe the market opportunity for our niche is immeasurable, but we will not compromise store profitability by pursuing too much growth from new stores. We are committed to finding the best growth balance between same-stores and new stores...a balance, which is different each year depending on what's up! This year, we are positioning a conservative expectation of a 3-5% increase from same-stores and a 12-13% increase from new stores.

And, now for all you numbers mavens, here they are!

For the purpose of this call, I will refer to the year just ended as `2000'; the year ended January 28, 2000 as `1999'; and the new fiscal year as `2001'.

Earnings

2000 was a most unusual year for Dollar General. For only the fifth time in our 61-year history, we are reporting a year-over-year earnings decline. For the year ended February 2, 2001, Dollar General earned $0.62 per diluted share, compared with $0.65 in 1999. Net income decreased 6.1% to $206.0 million versus $219.4 million last year.

For the fourth quarter ended February 2, 2001, Dollar General earned $0.21 per diluted share, compared with $0.27 in the fourth quarter last year. Net income was $71.4 million compared with $90.6 million last year. The extra week in the

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fiscal period this year added approximately $0.01 to the quarter's EPS results.

Sales

Total sales increased 22.5% for the 14-week fiscal period and 17.1% for 53-week fiscal period. Same-store sales increased 1.5% for the thirteen weeks ended January 26, 2001 and 0.9% for the 52- week period.

The average same-store had slightly less than 6,700 square feet of selling space and generated $990,400 in revenues compared with $981,500 in 1999. The average customer purchase decreased slightly to $8.14, and customer transactions increased 1.2%. The average customer purchase included slightly fewer items with a higher average price point than last year.

In May we began the conversion of all stores to a new layout. This new layout includes wider aisles and positions key categories better to facilitate customer flow throughout the store. While improving our opportunity for sales per square foot of core products, we have increased our space allocation for seasonal and promotional merchandise by 50%. The potential of this layout can be measured by our better-than-expected sales of toys and key Christmas merchandise which increased 28% and 22% respectively and by enthusiastic customer comments. Customers tell us that they like the wider aisles; and that stores are easier to shop and therefore, more convenient. This layout will drive stronger same-store sales gains in 2001.

Open/Closed Stores

During the fourth quarter, the company opened 115 stores and closed 3 stores compared with 145 openings and 16 closings in the fourth quarter of 1999. Included within this year's fourth quarter totals are 53 stores opened in the last three weeks of the January period.

For the full year, the company opened a record 758 new stores and relocated 237 stores compared with 646 new stores and 311 relocations in 1999. At year-end, the Company operated 33.9 million square feet of selling space.

This year, we opened smaller stores. The average new store opened in 2000 had less than 6,900 selling square feet and generated $775,000 in annualized sales compared to 7,200 selling square feet and $850,000 in sales for new stores opened in 1999. A greater than planned number of small stores and the slower-then-expected retail environment in the fourth quarter contributed to these results. Excluding the impact of small stores, 2000 openings annualized at approximately 80% of same-store sales.

The average capital investment in new conventional lease stores was $73,000 compared with $84,000 in 1999, a 13% decrease. Lower fixture and leasehold improvement expenses more than offset new store technology investments.

Gross Margin

Gross margin for the quarter as a percentage of sales decreased 274 basis points to 26.50% versus 29.24% in 1999. As a percentage of sales, higher accrued markdown expense, higher shrink results and lower initial mark-up on purchases offset lower transportation expense.

For the year, gross margin decreased 59 basis points to 27.65% of sales versus 28.24% of sales in 1999. As a percentage of sales, higher accrued markdown

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expense and higher  shrink  results  offset  lower  transportation  expense as a percentage of sales and higher initial mark-up on purchases. In 2000, inventory shrinkage was 2.6% of net sales compared with 2.2% in 1999 and 2.5% in 1998.

To facilitate faster store inventory turns in 2001 and to assist those specific stores with excess inventory, we increased the markdown accrual in 2000.

The increase in shrinkage expense was driven by a disproportionately small number of stores. 80% of stores had lower shrink than in 1999. However, 20% of stores had a significant increase in shrink. Clearly, improving these stores is a significant opportunity for us in 2001.

Transportation expense as a percentage of sales declined 26 basis points, despite higher fuel costs. Our distribution growth strategy (which focuses on reducing stem miles) and our increased utilization of our transportation management system enabled us to maintain the same amount of total outbound miles as in 1999 despite opening 758 new stores. We also improved our asset utilization by reducing our trailer fleet by 13%.

SG&A

In the fourth quarter operating expenses as a percentage of sales increased 149 basis points to 18.67% from 17.18% in 1999. Additional labor to support store training and lower than expected sales contributed significantly to this increase.

For the year, operating expenses as a percentage of sales increased 105 basis points to 20.30% compared with 19.25% in 1999. Lower than expected same-store sales did not offset the moderate increase in same-store sales expenses.

Interest Expense

In the fourth quarter interest expense was $1.1 million. For the full year interest expense was $11.5 million compared with $5.2 million last year. These increases were a result of higher average borrowings to support capital expenditures and higher interest rates.

Taxes

The effective tax rate for 2000 was 36.2%, unchanged from 1999.

Inventories

In a difficult sales year, our greatest performance was, nevertheless, in inventory management. Inventory turn increased from 3.1 to 3.2. This turn improvement was primarily a result of contributions from technology and distribution investments and process improvements. Despite the operation of 707 additional stores, total LIFO inventories increased only 6.5% to $1.1 billion compared with $985.7 million last year. Average LIFO inventory per store increased 1.7% to $166,000 compared with $163,000 last year. Average LIFO DC inventory per store served this year was $44,000 compared with $66,000 last year, a decrease of 34%.

2000 was a dynamic year for distribution productivity improvement. We opened a new facility with dual sortation capacity in Florida and closed an outdated facility in Georgia. We also closed our new-store distribution center in Georgia

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and prepared our existing facilities to support new store growth. We implemented a new replenishment system in all DCs and reduced the days of supply. Cross-dock utilization increased to 14-16% of shipments, and DC inventory turns increased from 11 turns in 1999 to more than 15 turns in 2000.

Capital Expenditures

Capital expenditures for the year equaled $218 million compared with $152.7 million in 1999. This increase was primarily a result of investments in new stores and investments in two new distribution centers. In addition, the Company purchased $21 million of technology equipment, financed under a capital lease obligation.

Capital expenditures included $94 million for new stores, including $42 million for preferred developer stores, compared with $54 million last year; $44 million for new distribution centers; and $16.3 million for remodeled and relocated stores.

Technology initiatives were a big focus in 2000. Specifically, store investment and infrastructure upgrades were priorities. We installed new flat bed scanners in all stores; installed new IBM registers and checkouts in 2600 stores; and replaced 30% of our legacy systems.

Stock Repurchase

The Company utilizes a stock repurchase program to offset the impact of stock options. In 2000, the Company repurchased 3.6 million shares at an average price of $17.35. Under the current authorization from the board of directors, the Company can repurchase approximately 6.4 million additional shares.

2001 Overview

In 2001, our campaigns are focused and simple:
    o   increase sales;
    o   improve inventory management
    o   and control expenses and inventory shrink

This year, we will manage labor expense better as we get back to retailing basics in our stores: serving the customer; developing employees; recovering the sales floor; and placing good orders. Our merchandising agenda will support our store re-focusing efforts. We will not distract employees and customers with another layout change, nor will we make another significant change in the merchandise assortment. Rather, the agenda for 2001 will focus on understanding and refining what we have already implemented before embarking on the next phase of growth.

We will improve inventory management by improving the consistency and quality of store in-stocks and increasing inventory turn. We will make investments in our stores that make staying in-stock and reordering items easier for our managers. We will improve the shelf label, and we will upgrade the hand-held ordering scanner to display store specific rate of sale information. Also, we will attack high inventory levels in specific stores, utilizing markdowns accrued in 2000 to stimulate sales and improve inventory turns.

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In late  2000,  we  began  testing  auto-replenishment  in three  stores  in the
Nashville area. The in-stocks in these stores have been consistently above 95% since we started the test. At this time, the potential financial impact of a large-scale replenishment program cannot be determined from this sample. This year we will increase our understanding by expanding this test to two districts.

The benefits of auto-replenishment are maximized by the maintenance of a perpetual inventory. We have developed the systems to support perpetual inventories, but these systems are only best applied to stores with IBM registers. By the end of 2001, we will have completed our register conversion and have the systems in all stores to support a perpetual inventory. This year, we will establish a perpetual inventory in 850 stores that have the IBM registers and hope to finish all stores in 2002.

Now, for some financial guidance:

In 2001, we expect revenues and earnings to increase 15-18%. We expect same-store sales to increase 3-5% and new stores to contribute 12-13% in sales. This conservative guidance reflects both a slower economic environment and a methodical implementation of the initiatives I discussed earlier. We will open 600-700 new stores. This slower expansion rate will support more productive stores. We will expand into new markets as it makes sense, and we will expand our advertising support of new and relocated stores to solidify a strong customer base.

We expect capital expenditures to be approximately $200 million, almost $40 million less than 2000.

For the first quarter, total company revenues and same-store sales are expected to increase 15-17% and 2-4%, respectively as compared with the first quarter of 2000. We expect to open 200-250 stores.

Gross profit as a percentage of net sales is expected to be flat to down slightly compared with 2000. As a percentage of sales, transportation expense is expected to offset higher distribution expense associated with the operation of one additional distribution center and higher accrued shrink expense.

Based on current sales expectations, management anticipates that operating expense, as a percentage of net sales, will increase 50 to 60 basis points compared with 2000.

Interest expense as a percentage of net sales is expected to increase 20 to 25 basis points reflecting higher interest rates than the same period a year ago. Inventory is expected to increase less than sales. The tax rate is expected to be approximately 36.25%.

Using this guidance, management expects to report earnings per share of $0.13-0.14 for first quarter ended May 4, 2001.

This concludes my prepared comments. Also with me this afternoon to answer your questions are Bob Carpenter, President and COO; Stonie O'Briant, Executive Vice President of Operations; Tom Hartshorn, Executive Vice President of Merchandising, Gregg Treadway, Vice President of Operations; Randy Sanderson, Vice President and Controller; Wade Smith, Treasurer; and Kiley Fleming, Director of Investor Relations.

Operator?